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As filed with the Securities and Exchange Commission on February 12, 2004.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NaPro BioTherapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	84-1187753
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4840 Pearl East Circle, Suite 300W
Boulder, CO 80301
(303) 516-8500
(Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

Gordon H. Link, Jr.
Chief Financial Officer
NaPro BioTherapeutics, Inc.
4840 Pearl East Circle, Suite 300W
Boulder, CO 80301
(303) 516-8500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Thomas R. Stephens, Esq.
Bartlit Beck Herman Palenchar & Scott
1899 Wynkoop Street, Suite 800
Denver, Colorado 80202
(303) 592-3100

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-82810

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common Stock, par value $.0075 per share	500,000	$2.57	$1,285,000	$162.81

Total	500,000	N/A	$1,285,000	$162.81

(1)
This Registration Statement relates to the Registrant's Registration Statement on Form S-3, as amended (Registration No. 333-82810)(the "Initial Registration Statement"). Under the Initial Registration Statement, the Registrant registered 1,500,000 shares of its common stock, par value $.0075 per share, issued or issuable to TL Ventures V L.P. and TL Ventures V Interfund L.P. (the "selling stockholders"). This registration statement covers the offer and sale by the selling stockholders of up to 500,000 additional shares of common stock that are issuable to the selling stockholders (i) from time to time upon the conversion of 4% convertible subordinated debentures due February 12, 2007 and (ii) in lieu of cash, from time to time and at the Registrant's option, as interest on such convertible subordinated debentures.

(2)
Estimated solely for the purpose of computing the amount of the registration fee under the Securities Act of 1933. In accordance with Rule 462(b) under the Securities Act of 1933, as amended, an additional amount of securities having a proposed maximum aggregate offering price of no more than 20% of the proposed maximum aggregate offering price of the securities eligible to be sold under the Initial Registration Statement ($13,680,000), or $2,736,000, may be registered hereby.

(3)
The registration fee for the common stock has been calculated pursuant to Rule 457(c) under the Securities Act of 1933 based on the average of the high and low prices of our common stock on February 9, 2004, as reported on the Nasdaq SmallCap Market. A filing fee of $1,259 was previously paid with the Initial Registration Statement.

        This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

        This Registration Statement is being filed with respect to the registration of additional shares of common stock, par value $.0075 per share, of NaPro BioTherapeutics, Inc., a Delaware corporation (the "Company" or "we"), pursuant to Rule 462(b) under the Securities Act of 1933, as amended. This Registration Statement relates to resales of shares of our common stock by the selling stockholders named in our Registration Statement on Form S-3 (Registration No. 333-82810) filed with the Securities and Exchange Commission on February 14, 2002, as amended. The contents of the earlier Registration Statement (Registration No. 333-82810), including each of the documents filed with the Commission and incorporated or deemed incorporated by reference therein and all exhibits thereto, are incorporated by reference into this Registration Statement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules.

(a)
Exhibits.

        All the exhibits filed with or incorporated by reference in the Registration Statement on Form S-3 (Registration No. 333-82810) are incorporated by reference into, and shall be deemed part of, this Registration Statement, except the following, which are filed:

Exhibit Number	Description of Document
5.1	Opinion of Bartlit Beck Herman Palenchar & Scott.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Bartlit Beck Herman Palenchar & Scott (included in Exhibit 5.1).
24.1	Power of Attorney.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on February 12, 2004.

NAPRO BIOTHERAPEUTICS, INC.
By:	/s/ GORDON H. LINK, JR. Gordon H. Link, Jr. Senior Vice President, Chief Financial Officer

        Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Leonard P. Shaykin	Chairman of the Board Chief Executive Officer Director	February 12, 2004
* Patricia A. Pilia, Ph.D.	Executive Vice President Director	February 12, 2004
/s/ GORDON H. LINK, JR. Gordon H. Link, Jr.	Senior Vice President Chief Financial Officer (Principal Financial Officer)	February 12, 2004
* Bruce Fiedler	Controller (Principal Accounting Officer)	February 12, 2004
* Edward L. Erickson	Director	February 12, 2004
* George Gould, Esq.	Director	February 12, 2004
* Arthur Hull Hayes, Jr., M.D.	Director	February 12, 2004
* Marc J. Ostro, Ph.D.	Director	February 12, 2004
* The Honorable Richard N. Perle	Director	February 12, 2004
* Robert E. Pollack, Ph.D.	Director	February 12, 2004
*By:	/s/ GORDON H. LINK, JR. Gordon H. Link, Jr. Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description of Document
5.1	Opinion of Bartlit Beck Herman Palenchar & Scott.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Bartlit Beck Herman Palenchar & Scott (included in Exhibit 5.1).
24.1	Power of Attorney.

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 16. Exhibits and Financial Statement Schedules.
SIGNATURES
INDEX TO EXHIBITS